Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-226268) and Form S-8 (File Nos. 333-190877 and 333-224042) of Citizens Community Bancorp, Inc. and Subsidiary of our report dated March 5, 2024, relating to the consolidated financial statements, which appears in this annual report on Form 10-K for the year ended December 31, 2024.

/s/ Eide Bailly LLP

Phoenix, Arizona
March 13, 2025